UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of Earliest event reported): June 15, 2012

EPOCH HOLDING CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-9728	20-1938886
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

640 Fifth Avenue, New York, NY	10019
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (212) 303-7200

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On June 15, 2012, Epoch Investment Partners, Inc., the sole operating subsidiary of Epoch Holding Corporation (the "Company"), entered into a Lease agreement (the "Lease") with BP 399 Park Avenue LLC (the "Landlord") for approximately 39,500 rentable square feet of office space located at 399 Park Avenue, New York, New York 10022. The Lease is expected to commence on September 1, 2012 and expire on June 1, 2023.

The Company intends to use the leased premises as its new corporate headquarters, replacing the Company’s existing New York headquarters of approximately 20,000 rentable square feet. The Company will relocate upon completion of work in the new space, which is expected to be on or about February 1, 2013. The Company does not expect to incur material costs in conjunction with the termination of its existing lease agreements, which expire in September 2015.

The initial base rent will be $312,494.58 per month, with rent waived for the first nine months of the Lease term. The base rent will increase approximately 10% on or about June 1, 2018. In addition to the base rent, the Company will be responsible for certain costs and charges identified in the Lease, including certain utility expenses, real estate taxes, insurance and operating costs. The Lease provides the Company with options for additional space over the course of the lease term. The Company also has the option to renew the Lease upon expiration for an additional 5 or 10 years.

This Current Report on Form 8-K summarizes the material provisions of the Lease. This summary is qualified in its entirety by reference to the full text of the Lease, which will be filed as an exhibit to the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2012.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is incorporated by reference herein.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EPOCH HOLDING CORPORATION
(Registrant)

Date: June 20, 2012
	By:	/s/ Adam Borak
Name: Adam Borak
Title: Chief Financial Officer